EXHIBIT 99.2
TRIAD FINANCIAL CORPORATION
OFFICER’S CERTIFICATE
The undersigned hereby certifies that he is a duly authorized officer of Triad Financial Corporation (the “Servicer”), and that as such he is authorized to execute and deliver this certificate in the name and on the behalf of Triad Financial Corporation, and certifies that:
1.	I have reviewed the activities of the Servicer during the period May 26, 2005 through December 31, 2005 and of its performance under the Sale and Servicing Agreement; and

2.	to the best of my knowledge, based on such review and other than described herein, the Servicer has fulfilled all its obligations under the Sale and Servicing Agreement for the above referenced period.
This certificate is delivered in accordance with Section 4.10 of the Sale and Servicing Agreement relating to Triad Automobile Receivables Trust 2005-A dated as of May 26, 2005 (the “Sale and Servicing Agreement”), among JPMorgan Chase Bank, Triad Financial Corporation, Triad Financial Special Purpose LLC and Triad Automobile Receivables Trust 2005-A. This certificate is dated as of December 31, 2005.

TRIAD FINANCIAL CORPORATION
By:	/s/ Mike L. Wilhelms
Mike L. Wilhelms
Chief Financial Officer